UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 21, 2014

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34747	20-3898239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive P.O. Box 3453 Sunnyvale, California 94088-3453 (Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 21, 2014, Spansion LLC (“Spansion”), a wholly owned subsidiary of Spansion Inc. (the “Company”) received a notice of the exercise of the option by Watt Investments at Sunnyvale LLC (“Watt”) contained in the Option Agreement for the Purchase and Sale of Real Property and Escrow Instructions (the “Agreement”) relating to the sale of certain real property that consists of approximately 24.5 acres of land with approximately 471,000 square feet of buildings that include the Company’s headquarters building and submicron development center, a Pacific Gas & Electric transmission facility and a warehouse building (collectively, the “Property”).

The sale of the Property closed on January 23, 2014 and pursuant to the Agreement the Company received $60.0 million.

Spansion and Watt Communities LLC, an affiliate of Watt, entered into the Agreement on October 18, 2013. Watt Communities LLC assigned its rights under the Agreement to Watt. Pursuant to the Agreement, Spansion granted Watt an exclusive option to purchase the Property (the “Option”). Upon the exercise, the provisions of the Agreement pertaining to the sale of the Property by Spansion to Watt apply. Watt is purchasing the Property “as is.” The Agreement also provides that Watt shall enter into a lease with Spansion following the closing of the sale of the Property, under which the Company will pay no rent for six months and $250,000 per month thereafter.

The preceding description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 27, 2014	SPANSION INC.

	By:	/s/ Katayoun Motiey
	Title:	Senior Vice President, Legal and Secretary